Insider Trading Policy

I.The Need for an Insider Trading Policy and Related Procedures

1.    General
Federal securities laws prohibit any member of the Zurn Elkay Board of Directors and any of its officers or employees from purchasing or selling Company securities while aware of material nonpublic information, or from disclosing material nonpublic information to others who then trade in the securities (i.e., “tipping”). The prohibition applies to all securities of Zurn Elkay and any of its direct or indirect subsidiaries, including stock and other equity and debt securities. It also applies to the securities of our customers and suppliers about whom we may learn material nonpublic information.

Insider trading violations are pursued vigorously by the SEC and the U.S. Department of Justice and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company's Board of Directors has adopted this Insider Trader Policy both to support the Company's efforts to prevent insider trading in its securities and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we have adopted this Policy to protect and further that reputation.

2.    Pre-Clearance and Window Periods Procedures for Specified Persons
As an additional safeguard to help prevent inadvertent violations of the federal securities laws and to further avoid even the appearance of trading on the basis of inside information, the Company’s Board of Directors has also adopted Pre-Clearance and Window Periods Procedures (the “Pre-Clearance Procedures”) that apply to directors, executive officers and certain designated employees of the Company and its subsidiaries who frequently may have access to material nonpublic information about the Company. The Company will notify you if you are subject to the Pre-Clearance Procedures.

The Pre-Clearance Procedures generally require that covered persons must pre-clear all transactions in the Company’s securities by contacting the General Counsel. In addition, the Pre-Clearance Procedures generally restrict covered persons from trading in the Company’s securities except during specified quarterly window periods, and also restrict covered persons from trading in the Company’s securities during specified blackout periods.

II.Consequences Associated with Insider Trading
The consequences of an insider trading violation can be severe:

1.     Traders and Tippers
Company personnel (or their tippees) who trade on inside information are subject to the following penalties:

•    A civil penalty of up to three times the profit gained or loss avoided;
•    A criminal fine of up to $5,000,000 (no matter how small the profit); and
•    A jail term of up to twenty years.

An employee who tips information (the “tipper”) to a person who then trades (the “tippee”) is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee's trading.

2.     Control Persons
The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

•    A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee's violation; and
•     A criminal penalty of up to $25,000,000.

3.     Company-Imposed Sanctions
An employee's failure to comply with the Company's insider trading policy may subject the employee to Company-imposed sanctions, up to and including termination, whether or not the employee's failure to comply results in a violation of law.

III.Statement of Policy

1.     Statement of Policy
It is the policy of the Company that no Zurn Elkay director, officer or other employee who is aware of material nonpublic information relating to Zurn Elkay may, directly or through family members or other persons or entities, (a) buy or sell securities of Zurn Elkay or its direct or indirect subsidiaries (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. Note, the subdivision (a) restriction generally does not apply to the purchase of Company securities in the 401(k) Plan or the Employee Stock Purchase Plan resulting from regularly recurring contributions each pay period pursuant to payroll deduction elections, or as a result of Company matching contributions in the Zurn Elkay Stock Fund in the 401(k) Plan; however, the restriction may apply to the sale or transfer of securities and to changes to elections made under such plans. In addition, the restriction in subdivision (a) above generally does not apply to transactions involving exercises of stock options granted by the Company under its compensation plans, so long as the individual does not sell any common stock at such time (i.e., exercise and hold transactions are not restricted).

It is also the policy of the Company that no director, officer or other employee of Zurn Elkay who, in the course of working for the Company, learns of material nonpublic information about a company with which Zurn Elkay does business (including a customer or supplier) may trade, directly or indirectly, in that company's securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

2.     Disclosure of Information to Others
Zurn Elkay is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss material nonpublic information about Zurn Elkay or its business in an internet "chat room" or similar internet-based forum.

3.     “Material” Information
Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the price of the securities of Zurn Elkay or its subsidiaries, whether it is positive or negative, should be considered material. The same analysis applies to information regarding our customers or suppliers. Examples of information that often would be regarded as material include, but are not limited to:

•    Projections of future earnings or losses, or other earnings guidance;
•    Earnings that are inconsistent with the consensus expectations of the investment community;
•    A pending or proposed significant merger, acquisition, divestiture or tender offer;
•    A pending or proposed disposition or acquisition of a significant asset;
•    An offering of additional securities;
•    A change in management;
•    Development of a significant new product or process;
•    A significant cybersecurity incident, such as a data breach;
•    Pending or threatened significant litigation;
•    Impending bankruptcy or the existence of severe liquidity problems; or
•    The gain or loss of a significant customer or supplier.

4.     Twenty-Twenty Hindsight
Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

5.     When Information is “Public”
If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until at least the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company's securities until Wednesday. If an announcement were made on a Friday, Tuesday generally would be the first eligible trading day.

6.     Transactions by Family Members
The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these other persons and, therefore, should make them aware of the need to confer with you before they trade in the Company's securities.

7.     Transactions by Entities that You Influence of Control
The insider trading policy also applies to any entities that you influence or control, including any corporations, partnerships, limited liability companies, trusts and investment clubs, and transactions by these entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.

8.     Additional Prohibited Transactions
The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company's securities. Therefore, it is the Company's policy that directors, officers and other employees may not engage in any of the following types of transactions:

    Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her securities holdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company's other investors. Therefore, the Company prohibits you from engaging in such transactions.

Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan, including a loan against a 401(k) Plan balance to the extent any 401(k) Plan funds are invested in the Zurn Elkay Stock Fund, may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account, pledging Company securities as collateral for a loan or taking out loans against 401(k) Plan balances invested in the Zurn Elkay Stock Fund.

9.     Post-Termination Transactions
The Insider Trader Policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

10.     Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee.